UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 30, 2014

Date of Report (Date of earliest event reported)

Frank’s International N.V.

(Exact name of Registrant as specified in its charter)

The Netherlands	001-36053	98-1107145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

(Address of principal executive offices)

+31 (0)20 693 8597

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 30, 2014, Frank’s International N.V. (the “Company”) and Frank’s International, LLC (the “Employer”) entered into an employment agreement (the “Employment Agreement”) with Donald Keith Mosing, Chairman of the Supervisory Board, Director, Chief Executive Officer and President of FINV and Chairman, President and Chief Executive Officer of the Employer (the “Executive”). The effective date of the Employment Agreements is October 30, 2014.

The Employment Agreement provides for a minimum annual base salary of $850,000, along certain other compensation and benefits. The Employment Agreement is effective for an initial term of three years, and will be automatically extended for an additional one-year period on each anniversary date of the effective date of the agreement, beginning with the third anniversary date, unless, at least 60 days prior to any such anniversary date, either party gives notice of non-renewal.

Pursuant to the Employment Agreement, the Employer is required to provide compensation to the Executive in the event his employment is terminated under certain circumstances. If the Executive’s employment is terminated by the Employer without “cause” and not on account of death or disability, or by the Executive for “good reason,” the Executive will receive a lump sum payment equal to 200% of the sum of his annual base salary and average annual bonus for the most recent three years, payable on the 60th day following his termination of employment, plus up to 18 months of continued health coverage at no additional cost. Upon such a qualifying termination of employment, the Executive is also entitled to a pro-rated current year annual bonus for the year of his termination of employment, payable in a lump sum on or before the date that such annual bonuses are paid to other executives who are continuing employment. If the Executive voluntarily terminates employment due to his decision to retire at any time following age 65, he will receive a supplemental retirement benefit in the form of a joint and 75% survivor annuity providing for an annual payment beginning on the 60th day following the retirement date (and continuing each following anniversary date) of $850,000 during the life of the Executive, followed by an annual survivor benefit payment of $637,500 for remainder of the life of the Executive’s spouse. In addition, the Executive will be permitted to continue health care coverage for himself, his spouse, and his qualifying dependents for the remainder of his life, his spouse’s life, and until qualifying dependents no longer qualify for such coverage, as applicable, provided, however, that all such coverage will cease if (or be reduced to the extent) comparable coverage is provided under any other employer’s health plan.

For purposes of the Employment Agreement, the terms listed below have been given the following meanings:

(a) “Cause” means a determination by the Company’s Supervisory Board of Directors (the “Board”) that the Executive (1) has been convicted of, or pleaded no contest to, a crime involving fraud, dishonesty, or moral turpitude, or any felony, (2) has engaged in conduct that is materially injurious to the Employer or its affiliates, (3) has engaged in gross negligence, gross incompetence, or misconduct in performing his duties, (4) has failed without proper legal reason to perform his duties and responsibilities, (5) has breached a material provision of the Employment Agreement or another agreement with, or corporate policy established by, the Employer or any of its affiliates, or (6) has committed an act of theft, fraud, embezzlement, misappropriation, or breach of a fiduciary duty to the Employer or any of its affiliates. If any act described in clause (2), (3), (4) or (5) could be cured, the Employer will give the Executive written notice of such act and provide the Executive 30 days to cure.

(b) “Good Reason” means, without the express written consent of the Executive, (1) a material reduction in the Executive’s base salary, (2) a material diminution in the Executive’s authority, duties or responsibilities, including a material diminution due to the Employer’s engagement of an outside management firm to provide management services for the Employer, or removal of the Executive from services as Chairman of the Board (unless such removal occurs due to the Executive’s resignation from the Board or due to his removal from the Board for “Cause”), (3) a requirement that the Executive report to anyone other than directly to the Board, (4) a material change in the geographic location at which the Executive must normally perform services, or (5) a material breach by the Employer or its affiliates of the Employment Agreement. The Executive must give the Employer notice of any alleged good reason event within 45 days, and the Employer shall have 30 days to remedy such event, with any termination of the Executive’s employment for Good Reason occurring within 90 days after the initial existence of the condition specified in the Executive’s notice.

The Executive’s right to receive the severance or retirement payments and benefits described above is subject to his delivery and non-revocation of a release of claims. In addition, the Employment Agreement contains confidentiality provisions, as well as covenants not to compete and not to solicit, that apply during the employment term and thereafter (with such covenants not to compete or solicit continuing until the second anniversary of the date of termination). The non-compete and non-solicitation covenants continue only for one year following termination of employment if the Executive voluntarily resigns without Good Reason.

This description of the Employment Agreement is only a summary of, and is qualified in its entirety by reference to, the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of the Exhibit

10.1	Employment Agreement dated as of October 30, 2014 by and between Frank’s International N.V., Frank’s International, LLC, and Donald Keith Mosing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Frank’s International N.V.

Date: November 5, 2014	By:	/s/ Brian D. Baird
Name: Brian D. Baird
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

10.1	Employment Agreement dated as of October 30, 2014 by and between Frank’s International N.V., Frank’s International, LLC, and Donald Keith Mosing.